AGREEMENT FOR PURCHASE AND SALE

OF REAL PROPERTY AND ESCROW INSTRUCTIONS

THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS (this “Agreement”) is made and entered into as of January 14, 2008 (the “Effective Date”), by and between Fort Road Associates Limited Partnership, a Minnesota limited partnership (“Seller”) and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following facts:

A. Seller owns that certain real property commonly known as Fort Road Medical Building, located at 360 Sherman Street, City of St. Paul, Ramsey County, State of Minnesota, as more particularly described on Exhibit A attached hereto (the “Land”), and such other assets, as more particularly described in this Agreement.

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Land and the associated assets.

NOW, THEREFORE, in consideration of the mutual covenants, premises and agreements herein contained, the parties hereto do hereby agree as follows:

1. Purchase and Sale.

1.1.	At the “Closing Date” (as defined below) Seller hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Seller, subject to the terms and conditions of this Agreement, all of Seller’s right, title, estate and interest in and to all of the following (collectively, the “Property”):

1.1.1.	The Land;

1.1.2.	All of Seller’s rights, privileges and easements appurtenant to the Land, including, without limitation, all of Seller’s right, title and interest, if any, in any easements, rights of way or other appurtenances for the beneficial use and enjoyment of the Land (collectively, the “Appurtenances”);

1.1.3.	All of Seller’s right, title and interest in all improvements and fixtures located on the Land, subject to the Permitted Encumbrances, including, without limitation, all buildings and structures owned by Seller presently located on the Land, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Land, such as heating, air conditioning, and lighting systems and other facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, or other services on the Land (all of which are collectively referred to as the “Improvements,” and together with the Land, the Appurtenances and the Improvements are collectively referred to herein as the “Real Property”);

1.1.4.	All of Seller’s interest in all tangible personal property now or hereafter owned by Seller and located on or in, or used in connection with, the Real Property (the “Personal Property”);

1.1.5.	All of Seller’s interest in all leases, licenses and other occupancy agreements together with all associated amendments, modifications, extensions or supplements thereto set forth on Exhibit B attached hereto and any other lease, license or occupancy agreement entered into in accordance with the terms of this Agreement prior to the Closing Date (collectively, the “Leases”) with all persons or entities occupying the Real Property or any part thereof pursuant to the Leases (“Tenants”), together with all deposits held in connection with the Leases, including, without limitation, all security deposits, prepaid rent, guaranties, letters of credit and other similar charges and credit enhancements providing additional security for the Leases, as set forth on Exhibit B attached hereto;

1.1.6.	To the extent assignable, all of Seller’s rights and interests in all intangible personal property now or hereafter owned by Seller and used solely in the ownership, use, operation, occupancy, maintenance or development of the Real Property and Personal Property, including, without limitation (i) all licenses, permits, certificates, approvals, authorizations and other entitlements issued (the “Permits”); (ii) all reports, test results, environmental assessments, surveys, plans, specifications (the “Plans”); (iii) all warranties and guaranties from manufacturers, contractors, subcontractors, suppliers and installers (“Warranties”); (iv) all trade names, trademarks, service marks, building and property names and building signs used in connection with the Real Property, including the name “Fort Road Medical Building” and all variations thereof (the “Tradenames”); and (v) all other intangible property related to the Real Property (collectively the “Intangible Property”);

1.1.7.	All of Seller’s rights and interest in all assignable equipment leases, service, utility, supply, maintenance, and concession contracts, agreements and other continuing contractual obligations affecting the use, operation, maintenance, development and repair of the Real Property or the Personal Property which shall extend beyond the Closing Date and which the Buyer elects to assume (the “Contracts”).

2. Purchase Price. The total Purchase Price of the Property shall be Eight Million Six Hundred Fifty Thousand and No/100 Dollars ($8,650,000.00) (“Purchase Price”), and payable as follows:

2.1.	Deposit/Further Payments.

2.1.1.	Within three (3) business days following the date a fully executed original of this Agreement is received by the Escrow Holder, as defined below (the date the fully executed original of this Agreement is received by the Escrow Holder shall hereinafter be referred to as the “Effective Date”), Buyer shall deposit into Escrow (hereinafter defined) the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Deposit”), in the form of a wire transfer payable to Land America Title Company, 915 Wilshire Blvd., Suite 2100, Los Angeles, California 90017, Attn: Lois McCauley (“Escrow Holder”). Escrow Holder shall place the Deposit into an interest bearing money market account at a bank or other financial institution reasonably satisfactory to Seller and Buyer, and interest thereon shall be credited to Buyer’s account and shall be deemed to be part of the Deposit.

2.1.2.	On or before Closing Date, Buyer shall deposit with the Escrow Holder to be held in Escrow the balance of the Purchase Price, in immediately available funds by wire transfer made payable to Escrow Holder.

2.1.3.	Escrow Holder shall deposit the Deposit in a non-commingled trust account and shall invest the Deposit in an insured, interest bearing money market accounts, certificates of deposit, United States Treasury Bills or such other instruments as directed by Buyer and reasonably acceptable to Seller and interest thereon shall be credited to Buyer’s account and deemed to be part of the Deposit. In the event of the consummation of the purchase and sale of the Property as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price at the “Closing Date” (as defined below). In the event the sale of the Property is not consummated because of the termination of this Agreement by Buyer in accordance with any right to so terminate provided herein, or the failure of any Buyer’s Conditions (as defined below), or for any other reason, except for a default by Buyer under Section 14.2, then the Deposit shall be immediately and automatically paid over to Buyer without the need for any further action by either party hereto. In the event the sale of the Property is not consummated because of a default by Buyer under Section 14.2, the Deposit shall be promptly paid to and retained by Seller in accordance with Section 14.2.

3. Title to Property.

3.1.	Title Insurance. Buyer will, at Seller’s sole expense, cause Land America Title Company (the “Title Company”) to issue a Commitment for an Extended Coverage ALTA Owner’s Policy of Title Insurance (the “Commitment”) for and on behalf of Buyer in the total amount of the Purchase Price and obtainable at standard rates insuring good, marketable and insurable title in and to the Real Property. Any title policy to be issued pursuant to the Commitment (the “Title Policy”) at closing shall be at Buyer’s sole expense and shall provide full coverage against mechanics’ and materialmens liens and shall contain such endorsements as Buyer may reasonably require (the “Endorsements”). In any event, Seller covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to the Title Policy on or prior to the Closing Date the following (the “Pre-Disapproved Exceptions”): all labor, materialmens and mechanics liens, mortgages, deeds of trust, and other monetary encumbrances, assessments and/or indebtedness suffered by or permitted by Seller, except for the Permitted Exceptions (as defined in Section 3.2) and the current installment of non-delinquent real property taxes and assessments payable as part of the real property tax bill. The Title Policy shall be free and clear of exceptions except as follows:

3.1.1.	Real property taxes and assessments, which are a lien not yet due;

3.1.2.	The “Permitted Exceptions” included in such policy and approved by Buyer as herein described.

3.2.	Procedure for Approval of Title. Buyer shall, as soon as possible following the Effective Date, obtain the Commitment, which shall be dated no earlier than thirty (30) days prior to the Effective Date, together with legible copies of all items identified as exceptions therein (the “Title Documents”). Buyer shall have until the earlier of (i) ten (10) business days following the later of (a) the Effective Date; and (b) the receipt of the later of the Title Documents and the “Survey” (as defined in Section 4.1.1) or (ii) February 15, 2008, to review and approve, in writing, the condition of the title to the Real Property (“Title Review Period”). If the Title Documents or the Survey reflect or disclose any defect, exception or other matter affecting the Real Property (“Title Defects”) that is unacceptable to Buyer, then Buyer shall provide Seller with written notice of Buyer’s objections no later than the conclusion of the Title Review Period; provided, however, if Buyer shall fail to notify Seller in writing within the Title Review Period either that the condition of title is acceptable or of any specific objections to the state of title to the Real Property, then Buyer shall be deemed to have waived all objections to title or other conditions or matters which are shown on the Survey or described in the Title Documents. Seller may, at its sole option, elect, by written notice given to Buyer within three (3) days following the conclusion of the Title Review Period (“Seller’s Notice Period”), to cure or remove the objections made or deemed to have been made by Buyer, it being understood that Seller shall have no obligation hereunder to cure any of the Permitted Exceptions listed in Exhibit J attached hereto and incorporated herein by reference; provided, however, that as to other matters objected to by Buyer, Seller shall in all events have the obligation to (i) act in good faith in making such election and curing any Title Defects that Seller elects to cure, (ii) specifically remove the Pre-Disapproved Exceptions, and (iii) remove any Title Defect that attaches to the Real Property subsequent to the conclusion of the Title Review Period through no act of the Buyer or persons acting on behalf of the Buyer. The failure of Seller to deliver written notice electing to cure any or all such objected to exceptions during the Seller’s Notice Period shall be deemed an election by Seller not to cure such exceptions. Should Seller elect to attempt to cure or remove any objection, Seller shall have until the Closing Date (“Cure Period”) in which to accomplish the cure. In the event Seller elects (or is deemed to have elected) not to cure or remove any objection, or in any event Seller fails to cure or remove any objection which Seller agrees or is required to cure within the Cure Period, then Buyer shall be entitled, as Buyer’s sole and exclusive remedies, either to (i) terminate this Agreement and obtain a refund of the Deposit or (ii) waive any objections that Seller has not elected to cure and close this transaction as otherwise contemplated herein. The failure of Buyer to provide written notice to Seller within ten (10) days following the expiration of the Seller’s Notice Period waiving any objections Seller has not elected to cure shall be deemed an election by Buyer to terminate this Agreement. Any exceptions to title accepted by Buyer pursuant to the terms of this Section shall be deemed “Permitted Exceptions.” If at anytime prior to the Closing Date, Buyer receives an update or supplement to the Commitment or Survey and such update or supplement discloses one or more Title Defects that are not Permitted Exceptions (in each case, a “New Title Defect”) and any New Title Defect is unacceptable to Buyer, Buyer may, within three (3) business days after receiving such update or supplement to the Commitment or Survey, as the case may be, deliver to the Seller another written notice of Buyer’s objections with respect to any New Title Defect only and the process described in this Section shall apply thereto.

4. Due Diligence Items.

4.1.	To the extent in Seller’s possession or control and not part of the public record which will be included as a Title Document hereunder, Seller shall, on or before three (3) business days after the Effective Date (the “Delivery Date”), deliver to Buyer each of the following (collectively, the “Due Diligence Items”):

4.1.1.	An ALTA survey of the Real Property dated no earlier than thirty (30) days prior to the Effective Date (the “Survey”);

4.1.2.	Copies of all Leases presently in effect with respect to the Real Property, together with any amendments or modifications thereof;

4.1.3.	A “Rent Roll” with respect to the Real Property for the calendar month immediately preceding the Effective Date, showing with respect to each Tenant of the Real Property: (1) the name of the Tenant, (2) the number of rentable square feet in Tenant’s premises as set forth in Tenant’s Lease, (3) the current monthly base rental payable by such Tenant, (4) the term of the Lease, (5) any available options to extend the term of the Lease for the Tenant under the Lease; and (6) the amount of any security deposit;

4.1.4.	A Rent Roll current as of December, 2005, 2006 and 2007 year to date;

4.1.5.	An aging report showing, with respect to each Tenant of the Real Property, the date through which such Tenant has paid rent and a Tenant by Tenant monthly aging report for the preceding 24 months;

4.1.6.	Copies of all contracts, including, without limitation, service contracts, warranties, management, maintenance, leasing commission or other agreements affecting the Property;

4.1.7.	All site plans, leasing plans, as-built plans, drawings, environmental, mechanical, electrical, structural, soils and similar reports and/or audits and plans and specifications relative to the Real Property in the possession of Seller or under the control of Seller, if any;

4.1.8.	True and correct copies of the real estate and personal property tax statements covering the Property or any part thereof for each of the two (2) years prior to the current year and, if available, for the current year;

4.1.9.	A schedule of all current or pending litigation with respect to the Real Property or any part thereof, if any, or otherwise with respect to Seller that might have a material adverse effect on Seller’s ability to perform hereunder, together with a brief description of each such proceeding;

4.1.10.	Operating statements for the Real Property for the two prior calendar years and the current year to date, or if shorter, for any periods during which Seller was owner of the Real Property;

4.1.11.	Copies of Tenant files and records relating to the ownership and operation of the Real Property;

4.1.12.	An inventory of all personal property located on the Real Property which is used in the maintenance of the Real Property or stored for future use with the Real Property;

4.1.13.	Copies of existing loan documents and notes affecting the Real Property, if loan is to be assumed;

4.1.14.	Copies of utility bills for the Real Property for the two prior calendar years and the current year to date or if shorter, for any periods during which the Seller was the owner of the Property;

4.1.15.	Copies of all common area maintenance (“CAM”) reconciliations/budgets together with the following:

(a)	CAM reconciliations/budgets for the current year to date and previous two (2) years;

(b)	Current actual CAM reconciliation submitted to tenant(s);

(c)	Current year CAM estimates; and

(d)	Back up documentation to support CAM reconciliation:

(1)	Operating expense recovery schedule;

(2)	Gross up calculation/schedule together with a list of what variable expenses are gross up and by what percentage, if any;

(3)	Schedule of tenant reimbursements (i.e., electricity sub-metered) previously billed;

(4)	Tenant ledgers showing what was actually billed; and

(5)	Base year calculations.

4.1.16.	Copies of existing environmental reports, including, Phase I environmental report and Phase II environmental report, if any;

4.1.17. 4.1.18. 4.1.19. 4.1.20.	Copies of all engineering/property condition report, if any; Copies of any certificates of occupancy for Real Property; Intentionally Deleted; Copies of evidence of flood plan insurance, if any; and

4.1.21.	A report from a licensed HVAC contractor concerning the condition of HVAC equipment and its capacity to service the Real Property.

5. Inspections.

5.1.	Procedure; Indemnity. Buyer, at its sole expense, shall have the right to conduct feasibility, environmental, engineering and physical studies of the Real Property at any time from and after Effective Date and for a period of eighteen (18) days thereafter (the “Due Diligence Period”); provided, however, if the Due Diligence Items are not delivered on the Delivery Date, Buyer may, by written notice delivered prior to the conclusion of the original Due Diligence Period, extend the Due Diligence Period for a period equal to the associated delay in delivery of such materials beyond the Delivery Date. Buyer and its duly authorized agents or representatives shall be permitted to enter upon the Real Property at all reasonable times and with reasonable advance notice during the Due Diligence Period in order to conduct tenant interviews (as may be permitted below), engineering studies, soil tests and any other inspections and/or tests that Buyer may deem necessary or advisable (collectively, the “Inspections”). Buyer agrees to promptly discharge any liens that may be imposed against the Real Property as a result of Buyer’s Inspections and to defend, indemnify and hold Seller harmless from all claims, suits, losses, costs, expenses (including without limitation court costs and attorneys’ fees), liabilities, judgments and damages (collectively, “Claims”) incurred by Seller as a result of any Inspections performed by Buyer, except for any Claims against Seller based upon any obligations and liabilities of Seller. This indemnification shall survive closing or any termination of this Purchase Agreement. Notwithstanding anything contained in this Agreement to the contrary, Buyer may conduct interviews of the tenants on the Real Property (i) after it has waived, in writing, all other contingencies for its benefit hereunder, including but not limited to the contingencies contained in Sections 3, 4, 5, and 6 hereunder (excluding the contingency for tenant interviews), (ii) only with Seller’s cooperation and under Seller’s supervision, and (iii) only in the presence of a representative of Seller.

5.2.	Approval.

5.2.1.	Buyer shall have until the conclusion of the Due Diligence Period (as the same may be extended in accordance with the terms of Section 5.1 above) to approve or disapprove of the Inspections and the Due Diligence Items enumerated in Section 4. If Buyer shall fail to deliver a written notice to Seller and Escrow Holder within the Due Diligence Period approving the condition of the Real Property this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property. Upon termination, Escrow Holder shall, without any further action required from any party, return all documents and funds, including the Deposit, to the parties who deposited same and no further duties shall be required of Escrow Holder.

5.2.2.	Notwithstanding anything to the contrary contained herein, Buyer hereby agrees that in the event this Agreement is terminated for any reason, then Buyer shall promptly and at its sole expense return to Seller all Due Diligence Items which have been delivered by Seller to Buyer in connection with Buyer’s inspection of the Real Property within one (1) business day following the termination of this Agreement.

5.2.3.	In the event the Buyer does not elect to have Nath Management, Inc., an affiliate of Seller, to continue to manage the Real Property pursuant to the Management Agreement (defined in Section 7.3.5 below), on or before the expiration of the Due Diligence Period, the Buyer may deliver written notice to the Seller (the “Contracts Notice”) specifying any Contracts with respect to which Buyer requires Seller deliver notices of termination at the Closing Date (the “Terminated Contracts”) whereupon the Terminated Contracts shall not be assigned to, or assumed by, the Buyer. To the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, the Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If the Buyer fails to deliver the Contracts Notice on or before the expiration of the Due Diligence Period, there shall be no Terminated Contracts and the Buyer shall assume all Contracts set forth on Exhibit D at the Closing Date.

6. Board Approval. Notwithstanding anything in this Agreement to the contrary, Buyer shall have the right to cancel this Agreement if Buyer has not received approval for the acquisition of the Real Property from the Board of Directors of Grubb & Ellis Healthcare REIT, Inc., a Maryland corporation by 5:00 PM (Pacific Standard Time) on January 24, 2008. Upon notice to Seller and Escrow Holder that the Board of Directors of Grubb & Ellis Healthcare REIT, Inc. has not approved the acquisition of the Real Property, this Agreement shall thereupon be automatically terminated, Buyer shall not be entitled to purchase the Real Property, Seller shall not be obligated to sell the Real Property to Buyer and the parties shall be relieved of any further obligation to each other with respect to the Real Property, except for indemnification obligations hereunder which specifically survive termination. Upon termination, Escrow Holder and Buyer, as required hereunder, without any further action required from any party, shall return all documents and funds, including the Deposit, to the parties who deposited same and no further duties shall be required of Escrow Holder.

7. Closing.

7.1.	Closing Date. Closing of the Property shall be consummated by a closing to be conducted by the Escrow Holder’s agent, Commonwealth Land Title Insurance Company, located in St. Paul, Minnesota, at a Closing to be held on the “Closing Date”, which is the date that is thirty (30) days after the expiration of the Due Diligence Period (as such period may be extended pursuant to Section 5.1 hereof); or on such other date mutually approved in writing by Seller and Buyer (the “Closing Date”). The foregoing notwithstanding, and provided further that Buyer shall have waived all contingencies for its benefit hereunder, Buyer may, at Buyer’s election, and upon payment of Fifty Thousand and No/100 Dollars ($50,000.00) (the “Extension Deposit”) to Escrow Holder, extend the Closing for thirty (30) days. In the event an Extension Deposit is paid to Escrow Holder, all references to the Deposit in this Agreement shall include the Extension Deposit and that parties hereto specifically agree that all earnest money paid to date, plus the Extension Deposit shall be deemed to be non-refundable in all events except in the event of that Seller fails to proceed to closing hereunder within the time periods provided hereunder (including cure periods).

7.2.	Instructions. This Agreement shall be considered as the instructions between the parties, with such further consistent instructions as Escrow Holder shall require in order to clarify its duties and responsibilities. In the event of any conflict between the terms and conditions of this Agreement and any further Escrow instructions, the terms and conditions of this Agreement shall control.

7.3.	Closing Deliveries by Buyer. On or before the Closing Date, Buyer shall deliver to Escrow Holder the following:

7.3.1.	In accordance with Section 2, the Deposit;

7.3.2.	On or before Closing Date, by 5:00 p.m. (Central Standard Time) of the Closing Date, the balance of the Purchase Price; provided, however that Buyer shall not be required to deposit the balance of the Purchase Price into Escrow until Buyer has been notified by Escrow Holder that (i) Seller has delivered to Escrow each of the documents and instruments to be delivered by Seller in connection with Buyer’s purchase of the Property, and (ii) the only impediment to Closing Date is delivery of such amount by or on behalf of Buyer;

7.3.3.	On or before Closing Date, such other documents as the Title Company may require from Buyer in order to issue the Title Policy;

7.3.4.	Two (2) originals of an Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Assignment Agreement”), duly executed by Buyer assigning all of Seller’s right, title and interest in and to the Leases, Personal Property, Contracts, which Buyer elects to assume, and Permits from and after the Closing Date to Buyer;

7.3.5.	In the event that Buyer elects to have Nath Management, Inc, manage the Property, two (2) originals of a management agreement between Buyer and Nath Management, Inc. in the form attached hereto as Exhibit H (the “Management Agreement”);

7.3.6.	In the event that the Management Agreement is executed between the Buyer and Nath Management, Inc., two (2) originals of a lease agreement between Buyer, as Lessor, and Nath Management, Inc., as Lessee, for approximately 760 square feet of office space on the first floor of the Premises, the costs of which may be expensed back to Buyer under the Management Agreement (the “Medical Offices Lease Agreement”).

7.3.7.	Two (2) originals of a lease agreement between Buyer, as Lessor, and Nath Management, Inc., as Lessee, for approximately 513 square feet of office space on the first floor of the Premises for the management office for the apartment tower above the Property (the “Apartment Lease Agreement”).

7.3.8.	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Buyer’s liability or result in a material expense to Buyer.

7.4.	Closing Deliveries by Seller.

	7.4.1.	At the closing, Seller shall deliver to Escrow Holder the following:

(a)	Two (2) original Limited Warranty Deeds in the form attached hereto as Exhibit F (the “Deed”), duly executed and acknowledged by Seller and in proper form for recording, conveying fee title to the Real Property to Buyer;

(b)	Two (2) original Assignment Agreements, duly executed by Seller, assigning all of Seller’s right, title and interest in and to the Leases, Personal Property, Contracts, which Buyer elects to assume, and Permits to Buyer from and after the Closing Date;

(c)	One (1) original certification as to Seller’s non-foreign status which complies with the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder, and any revenue procedures or other officially published announcements of the Internal Revenue Service or the U.S. Department of the Treasury in connection therewith (the “FIRPTA”);

(d)	One (1) original letter, in a form acceptable to Buyer, duly executed by Seller, advising the tenants under the Leases of the change in ownership of the Real Property (the “Tenant Letter”);

(e)	If executed by the Buyer, two (2) original Management Agreements executed by Nath Management, Inc.;

(f)	In the event that the Management Agreement is executed between the Buyer and Nath Management, Inc., two (2) originals of the Medical Offices Lease Agreement executed by Nath Management, Inc.;

(g)	Two (2) originals of the Apartment Lease Agreement executed by Nath Management, Inc.;

(h)	No later than two (2) days prior to Closing Date, Tenant’s estoppel certificates as required by and provided for in Section 10.1.5 and “SNDA,” as defined in, required by and provided for in Section 10.1.5;

(i)	Such other documents and instruments, executed and properly acknowledged by Seller, if applicable, as Title Company may require from Seller in order to issue the Title Policy;

(j)	Evidence that any utilities for the Property were combined with the utilities for the condominium units constructed over the Property, have been satisfactorily separated and separately metered or submetered (the “Utility Separation”).

(k)	One (1) original certification as to Seller’s representations and warranties pursuant to Section 8.1.

(l)	Such other documents as may be required by this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement, provided that such documents shall not increase Seller’s liability or result in a material expense to Seller; and

(m)	A current Rent Roll certified by the Seller as being true and accurate as of the Closing Date.

7.4.2.	In the event the Buyer does not elect to have Nath Management, Inc. continue to manage the Real Property pursuant to the Management Agreement (in which case the items below shall continue to be held by Nath Management, Inc. pursuant to such Management Agreement), within one (1) business day of the Closing Date, Seller shall deliver to Buyer the following:

(a)	All keys to all buildings and other improvements located on the Real Property, combinations to any safes thereon, and security devices therein in Seller’s possession;

(b)	A letter from Nath Management, Inc. addressed to each Tenant informing such Tenant of the change in management;

(c)	The original Leases, Contracts and Permits; and

(d)	All records and files relating to the management or operation of the Real Property, including, without limitation, all insurance policies, all Contracts, all Tenant files (including correspondence), property tax bills, and all calculations used to prepare statements of rental increases under the Leases and statements of common area charges, insurance, property taxes and other charges which are paid by Tenants of the Real Property.

7.5.	Buyer’s Costs.

Buyer shall pay the following:
	7.5.1. 7.5.2. 7.5.3. 7.5.4.	One-half (1/2) of Escrow Holder’s fee, costs and expenses; The premium cost of the Title Policy and the Endorsements; Recording fees for the conveyance deed; Buyer’s attorneys’ fees; and

7.5.5.	All other costs customarily borne by buyers of real property in Ramsey County, Minnesota.

7.6.	Seller’s Costs.

Seller shall pay the following:
	7.6.1. 7.6.2. 7.6.3.	One-half (1/2) of Escrow Holder’s fees, costs and expenses; The cost of the deed tax; Seller’s attorney fees;

7.6.4.	Recording fees for any other document(s) required by the Title Company in order to release Title Defects or New Title Defects;

7.6.5.	The cost of the Survey and any updates thereto;

7.6.6.	All costs associated with removing any debt encumbering the Real Property; and

7.6.7.	All other costs customarily borne by sellers of real property in Ramsey County, Minnesota.

7.7.	Prorations.

7.7.1.	Items to be Prorated. The following shall be prorated between Seller and Buyer as of the Closing Date with the Buyer being deemed the owner of the Property as of the Closing Date:

(1)	Taxes and Assessments. All non-delinquent real property taxes, assessments certified to taxes and other governmental impositions of any kind or nature, including, without limitation, any special assessments or similar charges (collectively, “Taxes”), which relate to the tax year within which the Closing Date occurs shall be prorated as of the Closing Date based upon the actual number of days in the tax year. Seller shall pay all taxes due and payable in the years prior to Closing, and subject to the above proration, Buyer shall pay all taxes due in the year of closing and thereafter. Buyer shall assume all special assessments levied or pending against the Property. With respect to any portion of the Taxes which are payable by any Tenant directly to the authorities, no proration or adjustment shall be made. The proration for Taxes shall be based upon the most recently issued tax bill or estimate for the Property. If the most recent tax bill or estimate is not for the current tax year, then the parties shall reprorate within thirty (30) days of the receipt of the tax bill for the current tax year. Upon the Closing Date and subject to the adjustment provided above, Buyer shall be responsible for real estate taxes and assessments (subject to Section 3.1 above) on the Property payable from and after the Closing Date. In no event shall Seller be charged with or be responsible for any increase in the taxes or assessments on the Property resulting from the sale of the Property or from any improvements made or leases entered into after the Closing Date. With respect to all periods for which Seller has paid Taxes, Seller hereby reserves the right to institute or continue any proceeding or proceedings for the reduction of the assessed valuation of the Property, and, in its sole discretion, to settle the same. Seller shall have sole authority to control the progress of, and to make all decisions with respect to, such proceedings but shall provide Buyer with copies of all communications with the taxing authorities. All net tax refunds and credits attributable to any period prior to the Closing Date which Seller has paid or for which Seller has given a credit to Buyer shall belong to and be the property of Seller, provided, however, that any such refunds and credits that are the property of Tenants under Leases shall be promptly remitted by Seller directly to such Tenants or to Buyer for the credit of such Tenants. All net tax refunds and credits attributable to any period subsequent to the Closing Date shall belong to and be the property of Buyer. Buyer agrees to cooperate with Seller in connection with the prosecution of any such proceedings and to take all steps, whether before or after the Closing Date, as may be necessary to carry out the intention of this subsection, including the delivery to Seller, upon demand, of any relevant books and records, including receipted tax bills and cancelled checks used in payment of such taxes, the execution of any and all consent or other documents, and the undertaking of any acts necessary for the collection of such refund by Seller. Buyer agrees that, as a condition to the transfer of the Property by Buyer, Buyer will cause any transferee to assume the obligations set forth herein.

(2)	Rents. Buyer will receive a credit at Closing Date for all rents collected by Seller prior to the Closing Date and allocable to the period from and after the Closing Date based upon the actual number of days in the month. No credit shall be given the Buyer for accrued and unpaid rent or any other non-current sums due from Tenants until these sums are paid, and Seller shall retain the right to collect any such rent provided Seller does not sue to evict any tenants or terminate any Leases. Buyer shall cooperate with Seller after Closing Date to collect any rent under the Leases which has accrued as of the Closing Date; provided, however, Buyer shall not be obligated to sue any Tenants or exercise any legal remedies under the Leases or to incur any expense over and above its own regular collection expenses. All payments collected from Tenants after Closing Date shall first be applied to the month in which the Closing Date occurs, then to any rent due to Buyer for the period after Closing Date and finally to any rent due to Seller for the period prior to Closing Date; provided, however, notwithstanding the foregoing, if Seller collects any payments from Tenants after Closing Date through its own collection efforts, Seller may first apply such payments to rent due the Seller for the period prior to Closing Date.

(3)	CAM Expenses. To the extent that Tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), any sums held by Seller as CAM Charges collected in the CAM Lease Year (as defined below) which is the year of Closing, shall be credited to Buyer at the Closing, less any amounts which are estimated by Seller to be any outstanding CAM expenses which are due and payable by Seller for that year. Seller shall be responsible for any final 2007 year reconciliation to the tenants in the Property on a lease-by-lease basis, and any overpayment of CAM Charges shall be repaid to any Tenant entitled to such funds. As used herein, the term “CAM Lease Year” means the calendar year as to which annual CAM Charges are owed under each Lease. Ten (10) days prior to Closing Date the Seller shall submit to Buyer an itemization of its actual CAM Charges and operating expenses through such date and the amount of CAM Charges received by the Seller as of such date, together with an estimate of the operating expenses to be incurred to, but not including, the Closing Date. In the event that the Seller has received CAM Charges payments less than its actual CAM Charges operating expenses, to the extent that the Leases provide for a “true up” at the end of the CAM Lease Year, the Seller shall be entitled to receive any deficit but only after the Buyer has received any true up payment from the tenants. Upon receipt by either party of any CAM Charge true up payment from a Tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof.

To assist the Buyer in preparing “true up” reconciliation at the end of the CAM Lease Year, the Seller shall deliver to the Buyer at Closing Date records of all of the Seller’s CAM Charge expenditures.

(4)	Operating Expenses. All operating expenses (including all charges under the service contracts and agreements assumed by Buyer) shall be prorated, and as to each service provider, operating expenses payable or paid to such service provider in respect to the billing period of such service provider in which the Closing Date occurs (the “Current Billing Period”), shall be prorated on a per diem basis based upon the number of days in the Current Billing Period prior to the Closing Date and the number of days in the Current Billing Period from and after the Closing Date, and assuming that all charges are incurred uniformly during the Current Billing Period. If actual bills for the Current Billing Period are unavailable as of the Closing Date, then such proration shall be made on an estimated basis based upon the most recently issued bills, subject to readjustment upon receipt of actual bills.

(5)	Security Deposits; Prepaid Rents. All deposits, including, without limitation, all prepaid rentals, damage, and other tenant charges and security deposits (including any portion thereof which may be designated as prepaid rent) under Leases, if and to the extent that such deposits are in Seller’s actual possession or control and have not been otherwise applied by Seller to any obligations of any Tenants under the Leases and any interest earned thereon which by law or the terms of the Leases could be required to be paid or refunded to Tenants, shall be assigned to Buyer and either delivered to Buyer or, at Buyer’s option, credited to Buyer against the Purchase Price, and upon the Closing Date, Buyer shall assume full responsibility for all security deposits to be refunded to the Tenants under the Leases (to the extent the same are required to be refunded by the terms of such Leases or applicable). To the extent that any free rent, abatements or other unexpired concessions under any Leases (collectively, “Abatements”) apply to any period after the Closing Date, Buyer shall be entitled to a credit against the Purchase Price for the amount of any such Abatements. In the event that any security deposits are in the form of letters of credit or other financial instruments (the “Non-Cash Security Deposits”), Seller will, at Closing Date cause Buyer to be named as beneficiary under the Non-Cash Security Deposits. Buyer will not receive a credit against the Purchase Price for such security deposits.

(6)	Leasing Costs. Seller shall receive a credit at the Closing Date for all leasing costs, including tenant improvement costs and allowances, and its pro-rata leasing commissions, previously paid by Seller in connection with any Lease or modification to an existing Lease which was entered into after the Effective Date and which is approved or deemed approved by Buyer pursuant to this Agreement, which approval included approval of the tenant improvement costs. The Seller’s pro-rata share shall be equal to a fraction which has as its numerator the number of months left in the base term of the Lease after the Closing Date and which has as its denominator the number of months in the base term of the Lease. Seller shall pay for all tenant improvement allowances and leasing commissions with respect to the premises leased as of the Effective Date by the Tenants pursuant to the Leases in effect as of the Effective Date, to the extent that such improvement allowances and leasing commissions are unpaid as of the Closing Date.

7.7.2.	Calculation; Reproration. Escrow Agent shall prepare and deliver to Seller and Buyer no later than ten (10) business days prior to the Closing Date an estimated closing statement which shall set forth all costs payable, and the prorations and credits provided for in this Agreement. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this subsection. Each party shall notify the other within two (2) days after its receipt of such estimated closing statement of any items which such party disputes, and the parties shall attempt in good faith to reconcile any differences not later than one (1) day before the Closing Date. The estimated closing statement as adjusted as aforesaid and approved in writing by the parties (which shall not be withheld if prepared in accordance with this Agreement) shall be referred to herein as the “Closing Statement”. If the prorations and credits made under the Closing Statement shall prove to be incorrect or incomplete for any reason, then either party shall be entitled to an adjustment to correct the same; provided, however, that any adjustment shall be made, if at all, within sixty (60) days after the Closing Date (except with respect to CAM Charges and Taxes, in which case such adjustment shall be made within thirty (30) days after the information necessary to perform such adjustment is available), and if a party fails to request an adjustment to the Closing Statement by a written notice delivered to the Escrow Holder and the other party within the applicable period set forth above (such notice to specify in reasonable detail the items within the Closing Statement that such party desires to adjust and the reasons for such adjustment), then the prorations and credits set forth in the Closing Statement shall be binding and conclusive against such party.

7.7.3.	Items Not Prorated. Seller and Buyer agree that (a) on the Closing Date, the Property will not be subject to any financing arranged by Seller; (b) none of the insurance policies relating to the Property will be assigned to Buyer and Buyer shall be responsible for arranging for its own insurance as of the Closing Date; and (c) utilities, including telephone, electricity, water and gas, shall be read on the Closing Date and Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing Date, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing Date, and any utility deposits which it or its predecessors may have posted. Accordingly, there will be no prorations for debt service, insurance or utilities. In the event a meter reading is unavailable for any particular utility, such utility shall be prorated in the manner provided in Section 7.7.2 above.

7.7.4.	Indemnification. Buyer and Seller shall each indemnify, protect, defend and hold the other harmless from and against any claim in any way arising from the matters for which the other receives a credit or otherwise assumes responsibility pursuant to this Section.

7.7.5.	Survival. This Section shall survive the Closing Date.

8. Seller Representations, Warranties, and Covenants.

8.1.	Representations and Warranties. Seller hereby represents and warrants, to the best of Seller’s knowledge, without inquiry, as of the date hereof and as of the Closing Date by appropriate certificate to Buyer as follows:

8.1.1.	Organization and Authorization. Seller is a limited partnership, duly formed and validly existing under the laws of the State of Minnesota. Seller has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Seller is a party or otherwise bound. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

8.1.2.	No Conflicting Agreements. The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not (1) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, Seller’s Partnership Agreement, or any other agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (2) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (3) to the knowledge of Seller, constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (4) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (5) require the consent, waiver or approval of any third party.

8.1.3.	Title. Seller has good and marketable title to the Real Property, subject to the Permitted Exceptions. There are no outstanding rights of first refusal, rights of reverter or options relating to the Real Property or any interest therein. To Seller’s knowledge, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property. Subject to the Leases, Seller has enjoyed the continuous and uninterrupted quiet possession, use and operation of the Real Property, without material complaint or objection by any person.

8.1.4.	FIRPTA. Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.1.5.	Employees. There are on-site employees of Seller or an affiliate of Seller at the Real Property, who will continue to be located on the Real Property managing the Real Property subject to the Management Agreement following the Closing Date. After the Closing Date, Buyer shall have no obligation to employ or continue to employ any individual employed by Seller or its affiliates in connection with the Real Property except pursuant to the Management Agreement.

8.1.6.	Litigation. Except as set forth on any schedule of litigation delivered pursuant to Section 4.1.9, there are no actions, suits or proceedings pending, or to the best of Seller’s knowledge, threatened against Seller and affecting any portion of the Real Property, at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

8.1.7.	Compliance with Laws and Environmental Conditions. Seller has not received any written notice from any governmental or quasi-governmental authority of any violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to “Hazardous Materials”. For purposes of this Agreement, “Hazardous Materials” are substances defined as: “toxic substances,” “toxic materials,” “hazardous waste,” “hazardous substances,” “pollutants,” or “contaminants” as those terms are defined in the Resource, Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et. seq.), the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601 et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 1801 et. seq.), the Toxic Substances Control Act of 1976, as amended (15 U.S.C. § 2601 et. seq.), the Clean Air Act, as amended (42 U.S.C. § 1251 et. seq.) and any other federal, state or local law, statute, ordinance, rule, regulation, code, order, approval, policy and authorization relating to health, safety or the environment; asbestos or asbestos-containing materials; lead or lead-containing materials; oils; petroleum-derived compounds; pesticides; or polychlorinated biphenyls. No part of the Property has been previously used by Seller, or to the knowledge of Seller, by any other person or entity, for the storage, manufacture or disposal of Hazardous Materials in violation of the Laws. Except as set forth in the Due Diligence Items, to the knowledge of Seller, there are no underground storage tanks of any nature located on any of the Property. The Due Diligence Items are all the reports in Seller’s possession or control dealing with environmental matters relating to the Property.

8.1.8.	Unpaid Claims. There are no unpaid bills, claims, or liens in connection with any construction or repair of the Real Property except for those that will be paid in the ordinary course of business prior to Closing Date or which have been bonded over or the payment of which has otherwise been adequately provided for to the satisfaction of Buyer.

8.1.9.	Defects. Seller has not experienced any material physical or mechanical defects in the buildings or any material settlement or earth movement affecting the Real Property.

8.1.10.	Zoning. To Seller’s knowledge, the zoning of the Real Property permits the current building and use of the Real Property, and to Seller’s knowledge there is no pending, or contemplated, rezoning. To Seller’s knowledge, the Real Property complies with all applicable subdivision laws and all local ordinances enacted thereunder and no subdivision or parcel map not already obtained is required to transfer the Real Property to Buyer.

8.1.11.	Leases. The information in the Rent Roll is true, correct, and complete. Seller has or will pursuant to Section 4 and Section 8.3 deliver to Buyer true, accurate and complete copies of all of the Leases and there are no leases, subleases, licenses, occupancies or tenancies in effect pertaining to any portion of the Real Property, and no persons, tenants or entities occupy space in the Real Property, except as stated in the Rent Roll. There are no options or rights to renew, extend or terminate the Leases or expand any Lease premises, except as shown in the Rent Roll and the Leases. No brokerage commission or similar fee is due or unpaid by Seller with respect to any Lease, and there are no written or oral agreements that will obligate Buyer, as Seller’s assignee, to pay any such commission or fee under any Lease or extension, expansion or renewal thereof. The Leases and any guaranties thereof are in full force and effect, and are subject to no defenses, setoffs or counterclaims for the benefit of the Tenants thereunder. Neither Seller nor, to Seller’s knowledge, any Tenant is in material default under its Lease. Seller is in full compliance with all of the landlord’s obligations under the Leases, and except as otherwise provide in the Leases, Seller has no obligation to any Tenant under the Leases to further improve such Tenant’s premises or to grant or allow any rent or other concessions. No rent or other payments have been collected in advance for more than one (1) month and no rents or other deposits are held by Seller, except the security deposits described on the Rent Roll and rent for the current month. Each rental concession, rental abatement or other benefit granted to Tenants under the Leases will have been fully utilized prior to the Closing Date.

8.1.12.	Condemnation Proceedings. To Seller’s knowledge, there are no presently pending or contemplated proceedings to condemn the Real Property or any part of it.

8.1.13.	Utilities. To Seller’s knowledge, all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by law or by the normal operation of the Real Property are connected to the Real Property and are adequate to service the Real Property in its present use and normal usage by the Tenants and occupants of the Real Property and are in good working order and repair.

8.1.14.	Permits. To Seller’s knowledge, Seller has all licenses, permits (including, without limitation, all building permits and occupancy permits), easements and rights-of-way which are required in order to continue the present use of the Real Property and ensure adequate vehicular and pedestrian ingress and egress to the Real Property.

8.1.15.	Contracts. Except for the Leases set forth on Exhibit B and the Contracts set forth on Exhibit D, to Seller’s knowledge, there are no agreements, written or oral, relating to the management, leasing, operation, maintenance and/or improvement of the Property or any portion thereof. Seller has not delivered or received any notice alleging any default in the performance or observance of any of the covenants, conditions or obligations to be kept, observed or performed under any of the Contracts. To Seller’s knowledge, Seller has delivered to Buyer a true, correct and complete copy of each of the Contracts (including all amendments thereto).

8.1.16.	Personal Property. Seller has good title to all the Personal Property and the execution and delivery to Buyer of the Assignment and Assumption Agreement shall vest good title to all of the Personal Property in Buyer, free and clear of liens, encumbrances and adverse claims.

8.1.17.	Operating Statements. The operating statements for the Property furnished to Buyer in connection with or pursuant to this Agreement (a) are the only operating statements for the Property for the operating period to which they relate that have been prepared by or for Seller (b) accurately reflect the financial condition of the Real Property as of the date thereof and (c) do not fail to state any material liability, contingent or otherwise, or any other facts the omission of which would be misleading.

8.1.18.	Rights. Neither Seller nor any previous owner of the Real Property has, except by operation of law, sold, transferred, conveyed, or entered into any agreement regarding “air rights,” “excess floor area ratio,” or other rights or restrictions relating to the Real Property except as otherwise expressly set forth in the Title Policy for the Real Property.

8.1.19.	Due Diligence Items. To Seller’s knowledge, the Due Diligence Items provided to Buyers constitute all of the material documents, information, data, reports or written materials that are related to the Property in Seller’s possession, control or known to Seller and to Seller’s knowledge, do not contain any material inaccuracies.

8.2.	Indemnity; Survival. The foregoing representations and warranties of Seller are made by Seller as of the date hereof and again as of Closing Date and shall survive the Closing Date for a period of six (6) months and, for that period, shall not be merged as of the date of the Closing Date hereunder. Seller shall indemnify and defend Buyer against and hold Buyer harmless from, and shall be responsible for all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorney’s fees, that may be suffered or incurred by Buyer, including any third party due diligence expenses incurred by Buyer, if any representation or warranty made by Seller is untrue or incorrect in any material respect when made. The terms of Seller’s indemnity set forth above with respect to the representations and warranties made herein shall survive for a period of six (6) months following the Closing Date.

8.3.	Covenants of Seller. Seller hereby covenants from and after the Effective Date as follows:

8.3.1.	To cause to be in force fire and extended coverage insurance upon the Real Property, and public liability insurance with respect to damage or injury to persons or property occurring on the Real Property in at least such amounts, and with the same deductibles, as are maintained by Seller on the date hereof.

8.3.2.	To maintain any building constituting an improvement on the Real Property in the same physical condition as it was at the date of Buyer’s inspection, reasonable wear and tear excepted, and to perform all normal maintenance from and after the Effective Date in the same fashion as prior to the Effective Date.

8.3.3.	To not enter into any new lease with respect to the Real Property, without Buyer’s prior written consent. Exercise of a mandatory renewal option shall not be considered a new lease. To the extent specifically disclosed to and approved by Buyer in connection with any request for approval, any brokerage commission and the cost of Tenant improvements or other allowances payable with respect to a new Lease shall be prorated between Buyer and Seller in accordance with their respective periods of ownership as it bears to the primary term of the new Lease. Further, Seller will not modify or cancel any existing Lease covering space in the Real Property without first obtaining the written consent of Buyer. Buyer shall have five (5) business days following receipt of a request for any consent pursuant to this Section in which to approve or disapprove of any new Lease or any modification or cancellation of any existing Lease. Failure to respond in writing within said time period shall be deemed to be approval. Before the expiration of the Due Diligence Period, Buyer may not unreasonably withhold its consent under this Section 8.3.3; after the expiration of the Due Diligence Period, Buyer shall have sole discretion in all such matters.

8.3.4.	Except for creation of new easements to facilitate the Utility Separation, which shall be reasonably approved by Buyer prior to recordation, to not sell, assign, or convey any right, title, or interest whatsoever in or to the Real Property, or create or permit to attach any lien, security interest, easement, encumbrance, charge, or condition affecting the Real Property (other than the Permitted Exceptions).

8.3.5.	To not, without Buyer’s written approval, (a) amend or waive any right under any Contract, or (b) enter into any service, operating or maintenance agreement affecting the Real Property that would survive the Closing Date.

8.3.6.	To fully and timely comply with all obligations to be performed by it under the Leases and Contracts, and all Permits, licenses, approvals and laws, regulations and orders applicable to the Real Property.

8.3.7.	To provide Buyer with monthly rent rolls containing the same information in its Rent Roll delivered pursuant to Section 4.1.3.

8.3.8.	To provide Buyer with copies of (a) any default letters sent to or received from Tenants and, (b) any copies of correspondence received from a Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease and (c) notices of bankruptcy filings received with respect to any Tenant.

8.3.9.	To use diligent efforts to obtain subordination, attornment and non-disturbance agreements and estoppel certificates from all tenants, on the form provided by the Buyer.

8.3.10.	To operate the Real Property from and after the date hereof in substantially the same manner as prior thereto.

8.3.11.	To terminate the Terminated Contracts.

9. Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date by appropriate certificate to Seller as follows:

9.1.1.	Organization and Authorization. Buyer is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia. Buyer has full power and authority to enter into this Agreement, to perform this Agreement and to consummate the transactions contemplated hereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

9.1.2.	No Conflicting Agreements. The execution, delivery and performance of this Agreement and all documents contemplated hereby by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents and approvals have been duly obtained and will not result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, agreement or instrument to which Buyer is a party or otherwise bound.

10. Conditions Precedent to Closing Date.

10.1.	Conditions Precedent. The obligations of Buyer to purchase the Property pursuant to this Agreement shall, at the option of Buyer, be subject to the following conditions precedent:

10.1.1.	All of the representations, warranties and agreements of Seller set forth in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and Seller shall not have on or prior to the Closing Date, failed to meet, comply with or perform in any material respect any covenants or agreements on Seller’s part as required by the terms of this Agreement.

10.1.2.	There shall be no material change in the matters reflected in the Title Documents, and there shall not exist any encumbrance or title defect affecting the Real Property not described in the Title Documents except for the Permitted Exceptions or matters to be satisfied at the Closing Date.

10.1.3.	No Major Tenant shall be in material default under its Lease nor shall any Major Tenant have given notice that it is discontinuing operations at the Real Property nor shall a Major Tenant filed bankruptcy or sought any similar debtor protective measure or be the subject of an involuntary bankruptcy.

10.1.4.	Seller shall obtain and deliver to Buyer, no later than five (5) days prior to Closing Date, (a) estoppel certificates and subordination, nondisturbance and attornment agreements (“SNDAs”) from all tenants occupying 5,000 square feet or more (each, a “Major Tenant”), (b) SNDAs and estoppel certificates from other tenants sufficient so that the Seller has delivered estoppel certificates and SNDAs from tenants representing in the aggregate, at least ninety percent (90%) of the occupied square footage of the Real Property and (c) estoppel certificates from all parties to or owners of property subject to any reciprocal construction, easement, operating or similar agreement affecting the Property and from the declarant, architectural committee and/or association, as applicable, under any declaration of covenants, conditions or restrictions affecting the Property, in all cases on forms provided by (or otherwise approved by) Buyer dated no earlier than thirty (30) days prior to the Closing Date. The matters certified in the estoppel certificates and any modifications to the SNDA forms shall be subject to Buyer’s reasonable approval. Buyer shall notify Seller within three (3) days before the Closing Date of Buyer’s approval or disapproval and the basis of such disapproval, if disapproved. Buyer’s approval of the foregoing shall not be unreasonably withheld. If Buyer disapproves of any estoppel certificate or SNDA, and Seller is unable to deliver, in Buyer’s good faith business judgment, a reasonably acceptable estoppel certificate or SNDA (as the case may be) prior to the Closing Date, the Buyer shall have the right to terminate this Agreement and to obtain a refund of the Deposit without any further action required by any party, and neither party shall have any further obligation to the other.

10.1.5.	If any Tenant security deposit is in a form other than cash, the instrument constituting the security deposit must be reissued in Buyer’s name as of the Closing Date or else a cash escrow equal to the amount of the security deposit will be established at the Closing Date until the instrument is reissued in Buyer’s name. Prior to such time of reissue, Buyer shall be entitled to draw from such cash escrow in the event the terms of the relevant lease entitle the Buyer, as landlord, to draw on the non-cash deposit. The provisions of this section shall survive the Closing Date.

10.1.6.	There shall be no material change in the zoning classification or the zoning ordinances or regulations affecting the Property from that existing as of the conclusion of the Due Diligence Period.

10.1.7.	Except as disclosed in the Due Diligence Items, on the Closing Date, no material action or proceeding shall have been instituted or be threatened before any court or governmental authority (A) that relates to the Property and affects the Property after the Closing Date or (B) that seeks to restrain or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated herein, unless Seller has demonstrated, to Buyer’s reasonable satisfaction, that any costs and liabilities to be incurred in connection with such matters are fully covered by Seller’s insurance.

10.1.8.	As of the Closing Date, Seller shall not have commenced (within the meaning of any Bankruptcy Law) a voluntary case, nor shall there have been commenced against Seller an involuntary case, nor shall Seller have consented to the appointment of a Custodian of it or for all or any substantial part of its property, nor shall a court of competent jurisdiction have entered an order or decree under any Bankruptcy Law that is for relief against Seller in an involuntary case or appoints a Custodian of Seller for all or any substantial part of its property. The term “Bankruptcy Law” means Title 11, U.S. Code, or any similar state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

10.2.	Effect of Failure. If Buyer notifies Seller of a failure to satisfy the conditions precedent set forth in this Section 10, Seller may, within five (5) days after receipt of Buyer’s notice, agree to satisfy the condition by written notice to Buyer, and Buyer shall thereupon be obligated to close the transaction provided (a) Seller so satisfies such condition and (b) no such right to cure shall extend the Closing Date. If Seller fails to agree to cure or fails to cure such condition by the Closing Date, this Agreement shall be automatically terminated, the Deposit shall be returned to Buyer without any further action required from either party and neither party shall have any continuing obligations hereunder; provided, however, if such failure constitutes a breach or default of its covenants, representations or warranties Seller shall remain liable for such breach or default as otherwise set forth in this Agreement.

11. Damage or Destruction Prior to Closing Date. In the event that the Real Property should be damaged and/or destroyed by fire or any other casualty prior to Closing Date, then Seller shall promptly provide Buyer with written notice of such casualty. If the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of the parties (the “Cost of Repairs”), is (a) less than One Hundred Thousand Dollars ($100,000), the Closing Date shall proceed as scheduled and any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer; or (b) greater than One Hundred Thousand Dollars ($100,000), then Buyer may in its discretion either (i) elect to terminate this Agreement, in which case the Deposit shall be returned to Buyer without any further action required from either party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither party shall have any further obligation to the other or (ii) proceed to Closing Date in which event any insurance proceeds, plus the cash amount of any associated deductible, shall be paid over to Buyer. In the event that the casualty is uninsured, the Buyer may terminate this Agreement unless the Buyer receives a credit against the Purchase Price equal to the Cost of Repairs. The foregoing notwithstanding, in the event any casualty results in the cancellation of, or rental abatement under, any Lease, Buyer shall have the option to terminate this Agreement without regard to the cost of repairs. Any notice required to terminate this Agreement pursuant to this Section shall be delivered no later than thirty (30) days following Buyer’s receipt of Seller’s notice of such casualty.

12. Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Real Property which, as reasonably determined by Buyer, would render the Real Property unacceptable to Buyer or unsuitable for Buyer’s intended use, Buyer shall have the right, by giving written notice to Seller within thirty (30) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall automatically terminate, the Deposit shall be returned to Buyer without any further action required from either party, Buyer and Seller shall each be liable for one-half of any escrow fees or charges and neither party shall have any continuing obligations hereunder. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than a material part of the Real Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such portion of the award) payable on account of the taking shall be assigned, or paid to, Buyer. Seller shall give written notice to Buyer within three (3) business days after Seller’s receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Real Property. The foregoing notwithstanding, in the event the taking results in the cancellation of, or rent abatement under, any Lease, Buyer shall have the option to terminate this Agreement.

13. Notices. All notices, demands, or other communications of any type given by any party hereunder, whether required by this Agreement or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this Section. All notices shall be in writing and delivered to the person to whom the notice is directed, either (a) in person, (b) by United States Mail, as a registered or certified item, return receipt requested, (c) by facsimile transmission (with confirmation by a nationally recognized overnight delivery service), or (d) by a nationally recognized overnight delivery service. Notices transmitted to the then designated facsimile number of the party intended shall be deemed received upon electronic verification of receipt by the sending machine, notices sent by a nationally recognized overnight delivery service shall be deemed received on the next business day and notices delivered by certified or registered mail shall be deemed delivered three (3) days following posting. Notices shall be given to the following addresses:

Seller:	Fort Road Associates Limited Partnership

Nath Companies 900 American Blvd, East Suite 300 Bloomington, MN 55420 Attn: Ken Stanecki With Required Copy to:	Maslon, Edelman, Borman & Brand, LLP
3300 Wells Fargo Center 90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Karen Bjorkman
(612) 672-8307 (612) 642-8307 Fax Buyer:	Triple Net Properties, L.L.C.

1551 N. Tustin Avenue, Suite 200 Santa Ana, CA 92705
Attn: Danny Prosky, Vice President – Acquisitions and Mathieu Streiff, Esq.
(714) 667-8252 (714) 667-6816 Fax With Required Copy to:	Cox, Castle & Nicholson LLP

2049 Century Park East, Suite 2800

Los Angeles, CA 90067

Attn: David P. Lari, Esq.

(310) 284-2292

(310) 277-7889 Fax

14. Remedies.

14.1.	Defaults by Seller. IN THE EVENT THE CLOSING AND CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR BY REASON OF ANY DEFAULT BY SELLER, BUYER SHALL BE ENTITLED TO EITHER (1) TERMINATE THIS AGREEMENT, RECEIVE A REFUND OF THE DEPOSIT, AND ANY INTEREST ACCRUING THEREON, OR (2) BRING AN ACTION FOR SPECIFIC PERFORMANCE. IF THE CLOSING AND CONSUMMATION OF THE TRANSACTION HEREIN CONTEMPLATED DOES NOT OCCUR BY REASON OF ANY DEFAULT BY SELLER AND BUYER FAILS TO BRING AN ACTION FOR SPECIFIC PERFORMANCE WITHIN SIXTY (60) DAYS FOLLOWING THE DATE UPON WHICH THE CLOSING WAS TO HAVE OCCURRED, BUYER SHALL BE DEEMED TO HAVE ELECTED TO TERMINATE THIS AGREEMENT AND RECEIVE A REFUND OF THE DEPOSIT AND BE ENTITLED TO RECOVER FROM SELLER ALLOWED DAMAGES.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR IN ANY EXHIBITS ATTACHED HERETO OR IN ANY DOCUMENTS EXECUTED OR TO BE EXECUTED IN CONNECTION HEREWITH (COLLECTIVELY, INCLUDING THIS AGREEMENT, SAID EXHIBITS AND ALL SUCH DOCUMENTS, THE “PURCHASE DOCUMENTS”), IT IS EXPRESSLY UNDERSTOOD AND AGREED BY AND BETWEEN THE PARTIES HERETO THAT AFTER THE CLOSING DATE, BUYER IS SUBJECT TO THE FOLLOWING REQUIREMENTS AND LIMITATIONS: (I) THE RECOURSE OF BUYER OR ITS SUCCESSORS OR ASSIGNS AGAINST SELLER WITH RESPECT TO ANY ACTUAL BREACH BY OR ON THE PART OF SELLER OF ANY MATERIAL REPRESENTATION, WARRANTY, COVENANT, INDEMNITY OR AGREEMENT CONTAINED IN ANY OF THE PURCHASE DOCUMENTS (COLLECTIVELY, “SELLER’S UNDERTAKINGS”) SHALL BE DEEMED WAIVED UNLESS BUYER HAS DELIVERED TO SELLER WRITTEN NOTICE THAT BUYER IS SEEKING RECOURSE UNDER SELLER’S UNDERTAKINGS (THE “RECOURSE NOTICE”) AFTER THE CLOSING DATE BUT ON OR BEFORE THE DATE THAT IS SIx (6) MONTHS FOLLOWING THE CLOSING DATE; AND (II) NO PERSONAL LIABILITY OR PERSONAL RESPONSIBILITY OF ANY SORT WITH RESPECT TO ANY OF SELLER’S UNDERTAKINGS OR ANY ALLEGED BREACH THEREOF IS ASSUMED BY, OR SHALL AT ANY TIME BE ASSERTED OR ENFORCEABLE AGAINST, SELLER OR ANY OF ITS DIRECT OR INDIRECT MEMBERS, MANAGERS, PARTNERS, SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, BENEFICIARIES, TRUSTEES OR REPRESENTATIVES EXCEPT AS PROVIDED ABOVE WITH RESPECT TO SELLER.

14.2.	Defaults by Buyer. IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER following notice to Buyer and seven (7) days, during which period Buyer may cure the default, Seller may declare this Agreement terminated, in which case, THE DEPOSIT SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S SOLE AND EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PROPERTY IS NOT CONSUMMATED SOLELY BECAUSE OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER, EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS OF BUYER IN SECTION 5.1 HEREIN and WITH THAT EXCEPTION, each party shall thereupon be relieved of all further obligations and liabilities, except any which survive termination. The foregoing notwithstanding, no right to cure shall extend the Closing Date.

15. Assignment. Seller shall not assign any of its right, title or interest in or to this Agreement. At closing, Buyer may assign any or all of its rights and obligations under this Agreement to any one or more persons or entities upon notice to Seller; provided however, that absent the express agreement of Seller, no such assignment shall release Buyer from its liabilities hereunder. Seller acknowledges that Buyer shall have the right, without assigning this Agreement, to cause Seller to grant title to the Property to up to thirty-five (35) tenants-in-common (the “Nominees”) in lieu of granting title to the Property to Buyer, provided that (i) Buyer notifies Seller, in writing, at least five (5) business days prior to the Closing Date that Buyer wishes to cause Seller to grant title to the Property to the Nominees, along with the names of the Nominees and any other information reasonably required by Seller to prepare and complete the Deed and any other closing documents to reflect the vesting of title to the Property in the Nominees, (ii) there is no additional cost, liability or expense incurred by Seller in connection therewith, (iii) the Closing Date is not delayed in connection therewith, and (iv) Buyer agrees to and hereby does indemnify and hold Seller harmless from and against any and all liability, damage, and cost, including reasonably attorneys’ fees, incurred by Seller by virtue of Seller’s granting of title to the Property to the Nominees. Seller further acknowledges that it has been advised that Buyer may assign this Agreement to a publicly registered company or the subsidiary of a publicly registered company that is managed by, sponsored by or under common control with Buyer or Buyer’s principals and that in such event the assignee will be required to make certain filings with the Securities and Exchange Commission (the “SEC Filings”) that relate to the most recent pre-acquisition fiscal year (the “Audited Year”) and the current fiscal year through the date of acquisition (the “Stub Period”) for the Property. To assist the assignee in preparing the SEC Filings, the Seller agrees to provide the assignee with the following: (i) access to bank statements for the Audited Year and Stub Period; (ii) rent roll as of the end of the Audited Year and Stub Period; (iii) operating statements for the Audited Year and Stub Period; (iv) access to the general ledger for the Audited Year and Stub Period; (v) cash receipts schedule for each month in the Audited Year and Stub Period; (vi) access to invoices for expenses and capital improvements in the Audited Year and Stub Period; (vii) accounts payable ledger and accrued expense reconciliations in the Audited Year and Stub Period; (viii) check register for the three (3) months following the Audited Year and Stub Period; (ix) the Lease and five (5) year lease schedules, to the extent applicable; (x) copies of all insurance documentation for the Audited Year and Stub Period; (xi) copies of accounts receivable aging as of the end of the Audited Year and Stub Period along with an explanation for all accounts over thirty (30) days past due as of the end of the Audited Year and Stub Period; and (xii) a signed representation letter in the form attached hereto as Exhibit G. The provisions of the foregoing two (2) sentences shall survive the Closing for a period of eighteen (18) months following the Closing.

16. Interpretation and Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the State where the Real Property is located. Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa. The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

17. Amendment. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties. The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

18. Attorneys’ Fees. In the event it becomes necessary for either party to file a suit to enforce this Agreement or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

19. Entire Agreement; Survival. This Agreement (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith. No representation, warranty, covenant, agreement, or condition not expressed in this Agreement shall be binding upon the parties hereto nor shall affect or be effective to interpret, change, or restrict the provisions of this Agreement. The obligations of the parties hereunder and all other provisions of this Agreement shall survive the Closing Date or earlier termination of this Agreement, except as expressly limited herein.

20. Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute the entire agreement of the parties.

21. Time is of the Essence; Calculation of Time Periods. Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Minnesota or California, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Minnesota and California. The last day of any period of time described herein shall be deemed to end at 11:59 p.m. Los Angeles, California time.

22. Real Estate Commission. Seller and Buyer each represent and warrant to the other that neither Seller nor Buyer has contacted or entered into any agreement with any real estate broker, agent, finder or any other party in connection with this transaction, and that neither party has taken any action which would result in any real estate broker’s, finder’s or other fees or commissions being due and payable to any party with respect to the transaction contemplated hereby, except that Seller has contracted with Mark Davis and Davis Real Estate Services Group, LLC as its broker and will pay a commission pursuant to a separate brokerage agreement if, but only if, the Closing Date occurs pursuant to this Agreement. Such commission shall be payable upon the Closing Date from the proceeds of the Purchase Price deposited by Buyer. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party in this Section.

23. Severability. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

24. Further Assurances. Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

25. Exclusivity. Until the Closing Date or the date that this Agreement is terminated, Seller shall not enter into any contract, or enter into or continue any negotiations, to sell the Property to any person or entity other than Buyer.

26. § 1031 Exchange. At either party’s request, the other party agrees to cooperate with the requesting party in a deferred or simultaneous §1031 like kind exchange of the Property as long as the other party is not required to take title to any other property or to incur any further cost, expense, liability or delay.

27. Exhibits. The following exhibits are attached hereto and incorporated herein by this reference:

Exhibit A.	Legal Description of the Land

Exhibit B.	Leases

Exhibit C.	Intentionally Deleted

Exhibit D.	Contracts

Exhibit E.	Assignment and Assumption Agreement

Exhibit F.	Deed

Exhibit G.	Audit Letter

Exhibit H.	Management Agreement

Exhibit I.	Intentionally Deleted

Exhibit J.	Permitted Exceptions

THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOR AGREEMENT FOR PURCHASE

AND SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

SELLER:
Fort Road Associates Limited Partnership,
a Minnesota limited partnership
By:	/s/ Kenneth Stanecki Name: Kenneth Stanecki Title: President

BUYER:

TRIPLE NET PROPERTIES, LLC,
a Virginia limited liability company

By:	/s/ Francene LaPoint Name: Francene LaPoint Title: Chief Financial Officer

ESCROW HOLDER:

The undersigned Escrow Holder accepts the foregoing Agreement for Purchase and Sale of Real Property and Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

Land America Title Company

By:	[	]

	Name: [ Title:[	] ]

rship.